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Exhibit 5.1

April 1, 2004

SBE, Inc.
2305 Camino Ramon, Suite 200
San Ramon, California 94583

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SBE, Inc., a Delaware corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,200,000 additional shares of the Company's Common Stock, $0.001 par value (the "Shares"), issuable pursuant to its 1996 Stock Option Plan, as amended (the "Option Plan") and its 2001 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") (the Option Plan and Directors' Plan being hereinafter collectively referred to as the "Plans").

In connection with this opinion, we have examined the Plans, the Registration Statement and related Prospectuses, the Company's Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Jodie M. Bourdet
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    Jodie M. Bourdet